CERTIFICATE OF ELIMINATION
OF
THE SERIES A JUNIOR PARTICIPATING CUMULATIVE PREFERRED STOCK
OF MAGNETEK, INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

Magnetek, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Company the following resolutions were duly adopted setting forth the proposed elimination of the Company's Series A Junior Participating Cumulative Preferred Stock (the “Series A Shares”):

“NOW THEREFORE, BE IT RESOLVED, that there are no Series A Shares outstanding and none will be issued;

FURTHER RESOLVED, that a Certificate of Elimination be executed, substantially in     the form presented at this meeting, which shall have the effect when filed with the Delaware Secretary of State of eliminating from the Company's Restated Certificate of Incorporation all references to the Series A Shares;

FURTHER RESOLVED, that the officers of the Company be, and they hereby are, authorized, empowered and directed, for and on behalf of the Company, to deliver the Certificate of Elimination to the Delaware Secretary of State for filing”

SECOND: That the Certificate of Designations with respect to the Series A Shares was filed in the office of the Delaware Secretary of State on November 15, 1993. None of the Series A Shares are outstanding and none will be issued.

THIRD: That in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation is hereby amended to eliminate all references to the Series A Shares, and the shares that were designated to such series hereby are returned to the status of authorized but unissued shares of preferred stock of the Company, without designation as to series.

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed by Peter M. McCormick, its President and Chief Executive Officer, this 6th day of May, 2013.

MAGNETEK, INC.

/s/ Peter M. McCormick
By:	Peter M. McCormick
President and Chief Executive Officer